Exhibit 99.1

Cherokee Inc.	ICR, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd., Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports Fiscal Year 2008 and Fourth Quarter Results

VAN NUYS, CA (April 16, 2008) — Cherokee Inc. (NASDAQ:  CHKE), a leading licensor and global brand management company, today reported financial results for the fourth quarter and fiscal year ended February 2, 2008.

Fiscal Year 2008 Highlights:

•                  Royalties from international territories totaled $21.6 million, representing a 17% increase from the prior year, and 52% of the Company’s total fiscal 2008 royalties.  The Company expects royalties from international territories to continue to increase, as its new international licensees begin to sell Cherokee branded products over the next two years.

•                  Worldwide annual retail sales of Cherokee-branded products exceeded $2.5 billion.

•                  Cash and cash equivalents of $22.0 million, receivables of $7.4 million, and zero debt.

•                  Paid $3.00 per share, or a total of $26.7 million, in dividends to shareholders during Fiscal 2008.  In March 2008, the Company paid a dividend of $0.75 per share to shareholders.

For the year ended February 2, 2008, net revenues totaled $41.6 million, as compared to $76.6 million in the same period last year.  Last year’s revenues included the one-time payment of $33.0 million from the sale of the Mossimo Finders Agreement and also $0.9 million of past royalties.  Selling, general and administrative expenses totaled $15.4 million in fiscal 2008 as compared to $19.5 million in the same period last year.  Last year’s expenses included approximately $5.4 million of one-time expenses from the sale of the Mossimo Finder’s Agreement.  Net earnings totaled $16.4 million, or $1.84 per diluted share, as compared to fiscal 2007 net earnings of $34.8 million, or $3.93 per diluted share.

Q4 2008 Highlights:

•                  Extends Licensing Agreement With Target Through January 31, 2012.

•                  Royalties from international territories totaled $5.5 million, representing a 25% increase from the fourth quarter of the prior year.

•                  Pre-tax income of $5.5 million in Q4 FY08.

Net revenues for the fourth quarter of fiscal 2008 totaled $8.7 million, as compared to the $42.2 million reported in the fourth quarter of fiscal 2007.  The fourth quarter of fiscal 2007 included the one-time revenues of $33.0 million from the Company’s sale of the Mossimo Finders Agreement and also $0.9 million of past royalties.  Selling, general and administrative expenses totaled $3.5 million in the fourth quarter of fiscal 2008, as compared to $8.4 million in the same period last year.  The expenses from the prior year period included approximately $5.3 million of one-time expenses from the sale of the Mossimo Finder’s Agreement.  Net earnings were $2.8 million or $0.31 per diluted share, as compared to $20.7 million, or $2.33 per diluted share in the same period last year.

Robert Margolis, Chairman and CEO, said, “Fiscal 2008 marks another strong year for the Cherokee Group. The combination of the stability, consistency and increasing diversification of our revenue streams from the combination of our brands and through our world class retail partners across the globe, gives us confidence about our business prospects in the future. We believe we have the right strategy in place to continue to increase shareholder value in the years ahead.  Furthermore, we plan to build our brand representation business internationally utilizing the retail partnerships and relationships we have cultivated over the past several years.  We believe that this will be a meaningful way for many brand owners to profitably build their presence outside the U.S.  In addition, we look forward to the launch of Norma Kamali at Wal-Mart Stores and are optimistic about future growth and category expansion opportunities.”

Howard Siegel, President of Cherokee, stated, “We are pleased with our overall results for the year as our Cherokee worldwide retail sales exceeded $2.5 billion.  Although our retail sales at Target declined 10.2% and our royalty revenues declined 6.0%, we are pleased to have solidified our partnership with the 4-year extension of our contract.  Internationally our revenues grew 17% for the year and now represent 52% of our overall royalties.  We are confident we will continue to see positive results from the expansion of our international presence through our Cherokee ‘World Brand’ Strategy.  Results have been especially strong throughout Central Europe, and we are optimistic about our continued growth in Mexico as well as our recent launches in Chile, Peru and Israel.  In addition, we look forward to launching in Brazil, India, Spain and throughout the Middle East as well as China and other parts of Asia over the next 12 to 18 months while we continue to meet with premier retailers in those territories available around the world.”

Russell J. Riopelle, Chief Financial Officer, added, “We once again finished another solid year financially with both strong cash flow and a balance sheet with $22 million in cash and no debt.  This financial strength has allowed us to continue to pay significant dividends to our shareholders, which amounted to $3.00 per share in fiscal 2008.  We look forward to continuing to return excess profits to our shareholders, as conditions permit and at the discretion of our Board of Directors.”

The Board of Directors of Cherokee also approved the extension of the Company’s share repurchase plan to January 31, 2010 for up to 800,000 shares.  The Company expects to file its form 10-K for the fiscal year ended February 2, 2008 with the SEC on or before April 17, 2008.

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al

Hokair (Middle East), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico) and Grupo Eroski (Spain).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future revenue and net income growth involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel, our dividend payments exceed our cash flow from operations and cannot continue at historical levels beyond fiscal year 2009 unless cash flow from operations increases substantially and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2008, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

(Financial tables follow)

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Year ended
	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007

Royalty revenues	$8,735,000	$9,190,000	$41,620,000	$43,627,000
One-time revenues	—	33,000,000	—	33,000,000
Total royalty revenues	8,735,000	42,190,000	41,620,000	76,627,000

Selling, general and administrative one-time expenses	—	5,336,000	—	5,361,000
Selling, general and administrative expenses	3,460,000	3,043,000	15,441,000	14,187,000
Operating income	5,275,000	33,811,000	26,179,000	57,079,000

Other income (expense):
Interest expense	—	—	—	—
Investment and interest income	182,000	506,000	1,126,000	951,000
Total other expenses, net	182,000	506,000	1,126,000	951,000

Income before income taxes	5,457,000	34,317,000	27,305,000	58,030,000

Income tax provision	2,648,000	13,665,000	10,870,000	23,239,000
Net income	$2,809,000	$20,652,000	$16,435,000	$34,791,000

Basic earnings per share	$0.32	$2.34	$1.85	$3.95

Diluted earnings per share	$0.31	$2.33	$1.84	$3.93

Cash dividends per share	$0.75	$0.75	$3.00	$2.55

Weighted average shares outstanding
Basic	8,913,902	8,819,239	8,897,518	8,801,661
Diluted	8,932,573	8,881,163	8,934,534	8,855,074

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

	February 2,	February 3,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$21,955,000	$44,565,000
Receivables	7,363,000	7,246,000
Prepaid expenses and other current assets	72,000	227,000
Taxes receivable	1,065,000	—
Deferred tax asset	1,010,000	1,792,000
Total current assets	31,465,000	53,830,000

Deferred tax asset	1,095,000	1,009,000

Property and equipment, net of accumulated depreciation of $671,000 and $596,000, respectively	184,000	216,000
Trademarks, net of accumulated amortization of $7,673,000 and $6,383,000, respectively	10,077,000	7,232,000
Other assets	14,000	15,000
Total assets	$42,835,000	$62,302,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$817,000	$927,000
Accrued compensation payable	3,944,000	8,590,000
Income taxes payable	1,811,000	10,023,000
Accrued dividends payable	6,685,000	6,627,000
Total current liabilities	13,257,000	26,167,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,913,902 and 8,834,310 shares issued and outstanding at February 2, 2008 and at February 3, 2007, respectively	178,000	176,000
Additional paid-in capital	16,092,000	11,960,000
Retained earnings	13,308,000	23,999,000
Stockholders’ equity	29,578,000	36,135,000
Total liabilities and stockholders’ equity	$42,835,000	$62,302,000